April 27, 2022

Board of Directors

Talcott Resolution Life Insurance Company

1 Griffin Road North

Windsor, CT 06095

RE:	DC VARIABLE ACCOUNT - I

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

FILE NO. 033-19949

Dear Sir/Madam:

I have acted as Counsel to Great-West Life & Annuity Insurance Company and Great-West Life & Annuity Insurance Company of New York (collectively, “Great-West”), which pursuant to (i) a limited power of attorney, (ii) subcontract services agreement, and (iii) reinsurance agreements each dated December 31, 2020, is sub-administrator of Talcott Resolution Life Insurance Company (“Talcott Resolution”), a Connecticut insurance company, and Talcott Resolution Life Insurance Company Separate Account DC-I (the “Account”), and acting in its role as a subcontractor of Massachusetts Mutual Life Insurance Company (“MassMutual”) pursuant to the terms of that certain Administrative Services Agreement between Talcott Resolution and MassMutual, dated January 1, 2013, as amended, and entered into in conjunction with that certain Reinsurance Agreement between Talcott Resolution and MassMutual of the same date, in connection with the registration of an indefinite amount of securities in the form of variable annuity contracts (the “Contracts”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such documents (including the Form N-4 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1.

Talcott Resolution is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contracts.

2.	The Account is a duly authorized and validly existing separate account established pursuant to the provisions of Section 38a-433 of the Connecticut Statutes.

3.

To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that Talcott Resolution may conduct.

4.	The Contracts, when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Talcott Resolution.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 Registration Statement for the Contracts and the Account.

Very truly yours,

/s/ Mike Knowles
Mike Knowles
Senior Counsel, Products
Great-West Life & Annuity Insurance Company and Great-West Life & Annuity Insurance Company of New York, sub-administrator and agent and attorney-in-fact of Talcott Resolution Life Insurance Company